LocatorX, Inc. DOS/A

Exhibit 6.7

February 05, 2018

William D. Meadow

4544 Swilcan Bridge Lane North

Jacksonville, FL 32224

Dear Mr. Meadow:

Reference is made to that certain Patent Royalty Agreement originally effective January 7, 2015 and then replaced on March 31, 2017 (the “Agreement”) by and between LocatorX, Inc., a Florida corporation (hereafter the “Company”) and William D. Meadow. Unless otherwise noted, each capitalized term used but not otherwise defined herein shall have the meaning ascribed to it in the Agreement.

For valuable consideration received by all parties hereto, the receipt and sufficiency of which is hereby acknowledged, intending to be bound by hereby, by signing this letter agreement below, the Company and Mr. Meadow hereby agree to the following:

1.             The Agreement is hereby terminated and of no further force or effect.

2.             For the avoidance of doubt and any misunderstanding, the parties agree that it was and has always been the intent of the parties that all Patent Rights covered by the Agreement are irrevocably vested in the Company, and the sole property of the Company, free and clear of any claims or interests of Mr. Meadow or his affiliated entities.

3.             The parties hereby agree that the Company owes $90,000 to Mr. Meadow for unpaid royalty compensation and there are no future compensation, monies, remuneration or Royalty Payments, of any kind or nature, to Mr. Meadow in connection with Agreement or the Patent Rights.

4.             In exchange for the agreements contained herein, the Company shall issue to Mr. Meadow options to purchase 2,000,000 shares of the Company’s common stock at an exercise price of $1.50 per share.

To the extent there is any conflict between the terms of this letter agreement and terms of the Agreement, or any other instrument, document or agreement between the Company and Mr. Meadow, the terms of this letter agreement shall supersede and control. This letter agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

904-903-4445 ● 2850-50 Isabella Blvd ● Jacksonville Beach, Florida 32250

If you agree with the foregoing, please execute the enclosed counterpart of this letter agreement and return the executed original counterpart to the Company.

Yours very truly,

LocatorX, Inc.

		By:	/s/ John Glover
Name: John Glover
Title: CFO

AGREED TO AND ACCEPTED
effective as of the date first written above.

By:	/s/ William D. Meadow
Name: William D. Meadow, personally